Filed pursuant to Rule 433
Registration statement nos. 333-184147
and 333-184147-01

RBS PLC LAUNCHES FIVE RBS ROGERS ENHANCED EXCHANGE TRADED NOTES

Stamford, CT, November 15, 2012

RBS Securities Inc. (RBSSI) today announced the launch of five exchange traded products in its growing suite of exchange traded notes (ETNs). The RBS Rogers Enhanced Commodity Exchange Traded Notes will be issued by The Royal Bank of Scotland plc (RBS plc) and will be listed on the NYSE Arca, Inc.

“We are pleased to announce the launch of the five RBS Rogers Enhanced ETNs which feature the combined experience of RBS and Wall Street investor Jim Rogers,” said Thomas Haines, Head of North American Custom Indices and Listed Products. “We believe these new ETNs offer investors a unique opportunity to get exposure to the innovative RICI EnhancedSM Indices.”

The following are the new RBS Rogers ETNs and their exchange ticker symbols.

•	RBS Rogers Enhanced Commodity ETN	(RGRC)

•	RBS Rogers Agriculture ETN	(RGRA)

•	RBS Rogers Enhanced Energy ETN	(RGRE)

•	RBS Rogers Enhanced Industrial Metals ETN	(RGRI)

•	RBS Rogers Enhanced Precious Metals ETN	(RGRP)

The RBS Rogers ETNs track specific RICI EnhancedSM Indices, each of which are rules-based commodity indices that provide exposure to certain commodities in the futures market. The RICI EnhancedSM Indices, developed by RBS and Wall Street investor Jim Rogers in October 2007, attempt to track price changes for commodities in one or all of the following sectors, depending on the particular index being tracked:  energy, industrial metals, precious metals and agriculture.

The RBS Rogers ETNs are designed for investors who seek exposure to indices that provide commodity exposure on the basis of expected economic global demand. The Indices provide exposure to futures contracts with varying maturities and seek to maximize returns when there are significant price differences between near-dated and future-dated commodity contracts.  A special rollover calendar is defined for each commodity to address certain conditions such as term structure, seasonality and liquidity.

Payment on the ETNs is linked to the performance of the applicable RICI EnhancedSM Index, less an investor fee that is deducted at an annualized rate of 0.95%. Investors have the right to require RBS plc to repurchase the ETNs on a daily basis, subject to a minimum repurchase requirement.  RBS plc, at its sole discretion, may also redeem the ETNs at any time prior to maturity.

The final pricing supplement can be found on the SEC website at:

http://www.sec.gov/Archives/edgar/data/729153/000095010312005697/dp33796_424b5-rici.htm

-Ends-

Ed Canaday Public Relations Manager Telephone: + 1 203.897.1425 Mobile: + 1 203.595.1349 Email: ed.canaday@rbs.com

RBS Markets & International Banking (M&IB)

RBS Markets & International Banking (M&IB) is a leading banking partner to major corporations, financial institutions, government and public sector clients around the world. M&IB provides an extensive range of products and services in debt financing, global markets, risk management, investor products, financial advisory and transaction services. The division focuses on long-term client relationships and excellence in product execution underpinned by global insight, local knowledge and a prudent and sustainable banking model to meet the evolving market and regulatory backdrop. Committed to serving clients' needs internationally, M&IB has on-the-ground operations in 38 countries.

The Royal Bank of Scotland Group (RBS)

The RBS Group is a large international banking and financial services company. Headquartered in Edinburgh, the Group operates in the United Kingdom, Europe, the Middle East, the Americas and Asia, serving over 30 million customers worldwide. The Group provides a wide range of products and services to personal, commercial and large corporate and institutional customers through its two principal subsidiaries, The Royal Bank of Scotland and NatWest, as well as through a number of other well-known brands including Citizens, Charter One, Ulster Bank, Coutts, Direct Line.

RBS plc and The Royal Bank of Scotland Group plc (RBS Group) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests Inc. (“Beeland Interests”), James B. Rogers, Jr. or Diapason Commodities Management SA (“Diapason”). Neither Beeland Interests, James B. Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. “Jim Rogers”, “James Beeland Rogers, Jr.”, “Rogers”, “Rogers International Commodity Index”, “RICI”, “RICI Enhanced”, and the names of all other RICI EnhancedSM Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY

INDEX (“RICI”), THE RICI ENHANCED, ANY SUB-INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS. NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATESOR AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE DATA INCLUDED OR REFLECTED THEREIN.

The Indices are calculated by NYSE Arca, Inc. (“NYSE Arca”), a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which are based on the Indices, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such product.

NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.